EXHIBIT 99.1
Syntax-Brillian Appoints Greg Rayburn as
Interim Chief Operating Officer
TEMPE, Ariz. — April 10, 2008—Syntax-Brillian Corporation (Nasdaq:BRLC), a leading manufacturer and marketer of LCD HDTVs, digital cameras and consumer electronics products, today announced that Greg Rayburn has been appointed Interim Chief Operating Officer as part of the company’s turnaround plan. He will direct and oversee the worldwide operational infrastructure of Syntax-Brillian reporting to James Li, President and Chief Executive Officer.
Mr. Rayburn, age 49, is a Senior Managing Director and the Practice Leader of FTI Palladium Partners, the interim management practice of FTI Consulting, Inc. (NYSE:FCN). He brings more than 26 years of experience in providing operational improvement leadership to companies in industries including manufacturing, retail, consumer products, freight, telecommunications, retail, hospitality, pharmaceutical, healthcare and outsourced services.
Mr. Rayburn has held the position of Interim CEO and COO a number of times for companies such as Sunterra Corporation, aaiPharma and Muzak Holdings LLC, where he facilitated new strategic directions, streamlined operating structures, and improved product line profitability.
“Greg’s extensive experience in enhancing value within companies and improving operations to realize growth potential will greatly benefit the company,” said James Li, President and Chief Executive Officer, Syntax-Brillian Corporation. “I look forward to working with him as we continue to focus on growing the business and realizing shareholder value.”
About Syntax-Brillian
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia(TM) brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a
     Home of Olevia HDTV
          20480 E. Business Parkway, City of Industry, CA 91789     Main  909. 859. 8400     Fax  909. 859. 8401
www.syntaxbrillian.com

successful manner; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Contact:
Syntax-Brillian Corporation
Pattie Adams, (909) 859-8432 (Media)
pattie.adams@syntaxbrillian.com
Investor Relations, (909) 859-8445
investor.relations@syntaxbrillian.com
     Home of Olevia HDTV
          20480 E. Business Parkway, City of Industry, CA 91789     Main  909. 859. 8400     Fax  909. 859. 8401
www.syntaxbrillian.com